Exhibit 99.1

VERMILION ENERGY INC.

AMENDED AND RESTATED VERMILION INCENTIVE PLAN

The Board of Directors of Vermilion Energy Inc. (the "Corporation") has established this Vermilion Incentive Plan (the "Award Plan") governing the grant of Share Awards to directors, officers, employees and consultants of the Corporation and its Affiliates (as defined herein).

1.	Purposes

The principal purposes of the Award Plan are as follows:

(a)	to strengthen the ability of the Corporation and its Affiliates to retain qualified officers, employees and consultants which the Corporation and its Affiliates require;

(b)	to provide a competitive long term incentive program to attract qualified officers, employees and consultants which the Corporation and its Affiliates require;

(c)	to focus management of the Corporation and its Affiliates on operating and financial performance and total long-term shareholder return by providing an increased incentive to contribute to the Corporation's growth and profitability; and

(d)	to promote a proprietary interest in the Corporation through share ownership thereby aligning the interests of officers, employees, consultants with shareholders.

2.	Definitions

As used in this Award Plan, the following words and phrases shall have the meanings indicated:

(a)	"Absent" means a Grantee is absent from employment and not performing the Grantee's duties of employment for any reason other than for annual vacation/holiday entitlements;

(b)	"Absent Days" means, where a Grantee is Absent in a Grant Cycle more than 120 days, the cumulative number of days a Grantee is Absent in that Grant Cycle in excess of 120 days (but not including the initial 120 days);

(c)	"Adjustment Ratio" means, with respect to any Share Award, the ratio used on each Dividend Payment Date to adjust the number of Reference Shares underlying a Share Award in accordance with the terms of the Award Plan; and, in respect of each Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter on each Dividend Payment Date by increasing the Adjustment Ratio on each Dividend Payment Date by an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, and having as its denominator the DRIP Investment Price;

(d)	"Affiliate" has the meaning set forth in the Securities Act (Alberta) and shall also include Vermilion Resources partnership and any other partnership, corporation or other entity directly or indirectly controlled by the Corporation;

(e)	"Annual Share Award" means a Share Award granted in a given year with a vesting date three years from the Grant Date;

(f)	"Associate" has the meaning set forth in the Securities Act (Alberta);

(g)	"Board" means the board of directors of the Corporation as it may be constituted from time to time;

(h)	"Change of Control Transaction" means the occurrence of any of:

(i)	the purchase or acquisition of Common Shares of the Corporation and/or securities convertible into Common Shares of the Corporation or carrying the right to acquire Common Shares of the Corporation ("Convertible Securities") as a result of which a Person, group of Persons or Persons acting jointly or in concert, or any Affiliates or Associates of any such Person, group of Persons or any of such Persons acting jointly or in concert (collectively the "Holders") beneficially own or exercise control or direction over Common Shares and/or Convertible Securities of the Corporation that, assuming the conversion of the Convertible Securities beneficially owned by the Holders thereof, would have the right to cast more than 33 1/3% of the votes attached to all Common Shares of the Corporation; or

(ii)	approval by the Shareholders of the Corporation of:

(i)	an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or other entity pursuant to which the Shareholders of the Corporation immediately prior to such transaction own securities of the successor or continuing corporation or other entity following completion of such transaction that would entitle them to cast less than 50% of the votes attaching to all of the common shares or other voting shares in the capital of the successor or continuing corporation or other entity;

(ii)	a liquidation, dissolution or winding-up of the Corporation; or

(iii)	the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(iii)	the election at a meeting of the Corporation's Shareholders of a number of directors of the Corporation, who were not director nominees proposed to the Corporation's Shareholders by the Corporation's prior Board, and would represent a majority of the Board; or

(iv)	the appointment of a number of directors which would represent a majority of the Board and which were nominated by any holder of Common Shares of the Corporation or by any group of holders of Common Shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board, but for certainty shall not include an Unsolicited Bid;

(i)	"Committee" has the meaning set forth in Section 3 hereof;

(j)	"Common Shares" means common shares in the capital of the Corporation;

(k)	"Consultant" means a person or company, other than an employee, senior officer or director of the Corporation that:

(i)	is engaged to provide services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities; and

(ii)	provides the services under a written contract with the Corporation or an Affiliate,

and includes, for an individual Consultant, a company of which the individual Consultant is an employee or shareholder, and a partnership of which the individual Consultant is an employee or partner;

(l)	"Corporate Performance Measures" for any fiscal year, three year period or other period that the Board in its sole discretion shall determine, means the performance measures to be taken into consideration in granting Share Awards under the Award Plan and determining the Performance Factor in respect of any Performance Based Award, which may include, without limitation, the following:

(i)	Relative Total Shareholder Return over such fiscal year, three year period or other period as determined by the Board;

(ii)	Recycle Ratio for such fiscal year, three year period or other period as determined by the Board;

(iii)	Debt and Dividend Adjusted Reserves per Share Growth for such fiscal year, three year period or other period as determined by the Board;

(iv)	FFO Return on Capital Employed for such fiscal year, three year period or other period as determined by the Board;

(v)	Sustainability performance for such fiscal year, three year period or other period as determined by the Board;

(vi)	activities related to growth of the Corporation and its Affiliates for such fiscal year, three year period or other period as determined by the Board;

(vii)	average production volumes of the Corporation and its Affiliates for such fiscal year, three year period or other period as determined by the Board;

(viii)	unit costs of production of the Corporation and its Affiliates for such fiscal year, three year period or other period as determined by the Board;

(ix)	total proved reserves (on a net basis) of the Corporation and its Affiliates for such fiscal year, three year period or other period as determined by the Board;

(x)	safety performance of the Corporation and its Affiliates for such fiscal year, three year period or other period as determined by the Board;

(xi)	HSE Indicators for such fiscal year, three year period or other period as determined by the Board; and

(xii)	such additional measures as the Committee or the Board, in its sole discretion, shall consider appropriate in the circumstances;

(m)	"Date of Termination" in respect of a Service Provider means the actual date the Service Provider ceases to provide services to the Corporation, regardless of the reason for the cessation of services;

(n)	"Debt and Dividend Adjusted Reserves per Share Growth" means debt and dividend adjusted reserves per share growth as specified in, and determined in accordance with, the LTIP Scorecard;

(o)	"Dividend" means a dividend paid by the Corporation in respect of the Common Shares, expressed as an amount per Common Share;

(p)	"Dividend Payment Date" means any date that a Dividend is paid to Shareholders;

(q)	"Dividend Record Date" means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(r)	"DRIP" means the Premium DividendTM and Dividend Reinvestment Plan of the Corporation dated effective February 27, 2015, as may be amended, supplemented, suspended or terminated;

(s)	"DRIP Investment Price" has the meaning set forth in the DRIP;

(t)	"Exchange" means the Toronto Stock Exchange or, if the Common Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Common Shares are then listed and posted for trading from time to time;

(u)	"Executive" means any of the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice-President, Vice President or any other executive of the Corporation or an Affiliate holding an employee position above Director level;

(v)	"Fair Market Value" with respect to a Common Share, as at any date means the weighted average of the prices at which the Common Shares traded on the Exchange (or, if the Common Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board) for the five (5) trading days on which the Common Shares traded on the said Exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its discretion, acting reasonably and in good faith;

(w)	"FFO Return on Capital Employed" means fund flows from operations return on capital employed as specified in, and determined in accordance with, the LTIP Scorecard;

(x)	"FTE" in respect of a Service Provider that is an employee means full time equivalent, expressed numerically as 1.0;

(y)	"Grant Cycle" means (i) for any Annual Share Award, the number of days from (and including) the Grant Date of that Share Award to (and including) the Vesting Date of that Share Award; and (ii) for any New Hire Award or any Share Award granted to a Service Provider as a result of a promotion or in special circumstances, (A) in respect of the First Vesting, the number of days from (and including) the Grant Date of that Share Award to (and including) the First Vesting Date of that Share Award; (B) in respect of the Second Vesting, the number of days from (and including) the First Vesting Date of that Share Award to (and including) the Second Vesting Date of that Share Award; and (C) in respect of the Third Vesting, the number of days from (and including) the Second Vesting Date of that Share Award to (and including) the Third Vesting Date of that Share Award;

(z)	"Grant Date" means, with respect to any Share Award, the date that Share Award is granted to a Service Provider pursuant to the Award Plan;

(aa)	"Grantee" has the meaning set forth in Section 4 hereof;

(bb)	"HSE Indicators" means key leading and lagging indicators of health, safety and environment performance;

(cc)	"Insider" means those insiders who are "reporting insiders" as defined in National Instrument 55-104 - Insider Reporting Requirements and Exemptions;

(dd)	"LTIP Scorecard" means the long-term incentive plan scorecard as supplemented or revised from time to time;

(ee)	"New Hire Award" has the meaning set forth in Section 6(b)(ii) hereof;

(ff)	"Peer Comparison Group" means, generally, publicly traded issuers which are deemed to be comparable competitors of the Corporation pursuant to Vermilion's peer group selection criteria which shall be determined from time to time by the Committee or the Board;

(gg)	"Performance Based Award" means a Share Award under the Award Plan designated as a "Performance Based Award" in the Award Agreement (as defined herein) pertaining thereto, which shall be settled on the Settlement Date(s) determined in accordance with Section 6(b) hereof, subject to adjustment pursuant to the provisions of such Section 6(b);

(hh)	"Performance Factor" means the performance factor determined by the Board based on an assessment of the achievement of the pre-defined Corporate Performance Measures in respect of a particular fiscal year or three year period or, in respect of a Change of Control Transaction, a particular period;

(ii)	"Person" means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof;

(jj)	"Pro-rated for Time at Work" has the meaning set forth in Section 6(f) hereof;

(kk)	"Recycle Ratio" means after-tax cash flow recycle ratio as specified in, and determined in accordance with, the LTIP Scorecard;

(ll)	"Reference Shares" means a bookkeeping entry recorded in the Share Award Account of each Grantee to evidence the number of Common Shares notionally covered by a Share Award, where each Reference Share has the same value as one Common Share;

(mm)	"Relative Total Shareholder Return" means relative total shareholder return as specified in, and determined in accordance with, the LTIP Scorecard;

(nn)	"Restricted Time Based Award" means a Share Award under the Award Plan designed as a "Restricted Time Based Award" in the Award Agreement pertaining thereto, which shall be settled on the Settlement Date(s) determined in accordance with Section 6(b) hereof, subject to adjustment pursuant to provisions of such Section 6(b);

(oo)	"Retirement" shall have such meaning as the Committee or the Board shall determine from time to time;

(pp)	"Security Based Compensation Arrangement" shall have the meaning set forth in the Company Manual of the Exchange;

(qq)	"Service Provider" has the meaning set forth in Section 4 hereof;

(rr)	"Settlement Date" means, with respect to any Share Award, the date upon which such Share Award is settled in accordance with Section 6(d)(i);

(ss)	"Share Award" means the right of a Grantee to receive a payment equal to the Fair Market Value of a Common Share, subject to adjustment pursuant to the provisions of Section 6, in the manner and subject to the terms and provisions set forth in the Award Plan;

(tt)	"Share Award Account" means a bookkeeping account maintained (or caused to be maintained) by the Corporation in the name of each Grantee showing the number of Reference Shares covered by all Share Awards credited to such Grantee and whether such Share Awards are Performance Based Awards or Restricted Time Based Awards;

(uu)	"Shareholder" means a holder of Common Shares;

(vv)	"Time at Work" for a Grantee in a particular Grant Cycle means the cumulative number of days in that Grant Cycle minus the Grantee's Absent Days;

(ww)	"Unsolicited Bid" means those circumstances in which an offer is made generally to the holders of Common Shares in one or more jurisdictions to acquire directly or indirectly Common Shares of the Corporation and which is in the nature of a "takeover bid" as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids and, where the Common Shares are listed and posted for trading on a stock exchange, not exempt from the formal bid requirements of National Instrument 62-104 – Take-Over Bids and Issuer Bids, by a person who neither the Board nor management of the Corporation solicited, sought out or otherwise arranged for the offeror party to make such offer; and

(xx)	"Vesting Date" means, with respect to any Share Award, the date upon which such Share Award vests in accordance with the terms of this Award Plan.

3.	Administration

The Award Plan shall be administered by the Board or such committee of the Board as the Board considers appropriate from time to time (the "Committee"). The composition of the Committee shall at all times comply with any applicable requirements of the Exchange.

The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Award Plan, to administer the Award Plan and to exercise all the powers and authorities either specifically granted to it under the Award Plan or necessary or advisable in the administration of the Award Plan, including, without limitation:

(a)	the authority to recommend grants of Share Awards;

(b)	to determine the Fair Market Value of the Common Shares on any date;

(c)	to determine the Service Providers to whom, and the time or times at which, Share Awards shall be granted;

(d)	to determine the number of Reference Shares to be covered pursuant to each Share Award;

(e)	to approve members of the Peer Comparison Group from time to time;

(f)	to determine the Corporate Performance Measures and the Performance Factor in respect of a particular period;

(g)	to prescribe, amend and rescind rules and regulations relating to the Award Plan;

(h)	to interpret the Award Plan;

(i)	to determine the terms and provisions of Award Agreements (which need not be identical) entered into in connection with Share Awards;

(j)	to determine whether to settle any Share Award by delivery to the Grantee of such Share Award either (i) a cash payment equal to the Fair Market Value of the Reference Shares underlying such Share Award (as adjusted in accordance with the terms hereof) or (ii) Common Shares; and

(k)	to make all other determinations deemed necessary or advisable for the administration of the Award Plan.

The recommendations and determinations of the Committee shall be subject to review and approval by the Board. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, including without limitation delegation to a third-party agent or trustee the authority to acquire Common Shares for delivery to Grantees in accordance with the Award Plan, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Award Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee's decision to approve the grant of a Share Award in any year shall not require the Committee to approve the grant of a Share Award to any Service Provider in any other year; nor shall the Committee's decision with respect to the size or terms and conditions of a Share Award in any year require it to approve the grant of a Share Award of the same size or with the same terms and conditions to any Service Provider in any other year. The Committee shall not be precluded from approving the grant of a Share Award to any Service Provider solely because such Service Provider may previously have been granted a Share Award under this Award Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Service Provider has any claim or right to be granted a Share Award.

4.	Eligibility and Award Determination

Share Awards may only be granted to employees, senior officers or Consultants of the Corporation or any Affiliate, who are providing services to the Corporation or any Affiliate on an on-going basis, or have provided or are expected to provide services to the Corporation or any Affiliate (individually, a "Service Provider" and collectively, "Service Providers"); provided, however, that the participation of a Service Provider in the Award Plan is voluntary. In determining the Service Providers to whom Share Awards may be granted (individually, a "Grantee" and collectively, "Grantees") and the number of Reference Shares to be covered by each Share Award, the Committee shall take into account such factors as it shall determine in its absolute discretion including, if so determined by the Committee, any one or more of the following factors:

(a)	compensation data for comparable benchmark positions among the Peer Comparison Group;

(b)	the duties and seniority of the Service Provider;

(c)	Corporate Performance Measures of the Corporation for the most recently completed fiscal year (or other applicable period) compared with internally established performance measures approved by the Board and/or similar performance measures of members of the Peer Comparison Group for the most recently completed fiscal year (or other applicable period), as applicable;

(d)	individual and/or departmental contributions and potential contributions to the success of the Corporation;

(e)	any cash bonus payments paid or to be paid to the Grantee in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(f)	the Fair Market Value of the Common Shares at the time of such Share Award; and

(g)	such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Award Plan.

5.	Common Shares Subject to the Award Plan

Any Common Shares to be delivered to Grantees of Share Awards settled by delivery of Common Shares (as determined by the Board in its sole discretion) shall be, in the sole discretion of the Board, either:

(a)	acquired through the facilities of the Exchange in accordance with the by-laws, regulations and policies of the Exchange; or

(b)	subject to the prior approval of Shareholders and the Exchange, as applicable, issued by the Corporation from treasury, in which case, subject to Section 6(h) of the Award Plan, the number of Common Shares reserved for issuance from time to time pursuant to Share Awards and all other Security Based Compensation Arrangements shall be equal to 3.5% of the aggregate number of issued and outstanding Common Shares, calculated on an undiluted basis, provided however that, in the case of Common Shares delivered pursuant to Section 5(a), the number of Common Shares shall be unlimited as to number.

6.	Terms and Conditions of Share Awards

Each Share Award granted under the Award Plan shall be subject to the terms and conditions of the Award Plan and evidenced by a written agreement between the Corporation and the Grantee (an "Award Agreement"), which agreement shall comply with, and be subject to, the requirements of the Exchange and, subject to Section 6(g) of the Award Plan, the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Award Plan as the Committee or the Board, in its discretion, shall establish):

(a)	Number of Reference Shares Underlying Share Awards – The Committee shall determine the number of Reference Shares to be awarded to a Grantee pursuant to the Share Award in accordance with the provisions set forth in Section 4 of the Award Plan and shall designate such award as either a "Restricted Time Based Award" or a "Performance Based Award", as applicable, in the Award Agreement relating thereto; provided however, that, assuming the Board exercises its discretion to settle all Share Awards by way of delivery of Common Shares, (i) no one Service Provider may be granted any Share Award which, together with all Share Awards then held by such Grantee, would entitle such Grantee to receive a number of Common Shares which is greater than 5% of the outstanding Common Shares, calculated on an undiluted basis; and (ii) the number of Common Shares (A) issued to Insiders of the Corporation, within any one year period, and (B) issuable to Insiders of the Corporation, at any time, in each case under the Award Plan or when combined with all other Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the Corporation's total issued and outstanding Common Shares. Share Awards granted to Executives shall at all times be designated as Performance Based Awards. Grantees of Share Awards, other than Executives, shall be permitted to allocate the applicable Share Award as between a Performance Based Award or a Restricted Time Based Award either: (i) 100% as a Performance Based Award; or (ii) 75% as a Performance Based Award and 25% as a Restricted Time Based Award, and such determination shall be reflected in the Award Agreement. Failure by a Grantee to elect a particular allocation shall result in the Grantee, other than Executives, being deemed to have selected the allocation in (ii) above. At the time of award, the Committee shall establish (or cause to be established) a Share Award Account for such Grantee and the number of Reference Shares underlying the Share Award will be credited to such account and thereafter shall be adjusted by the Adjustment Ratio, and, if applicable, for changes to FTE status as set forth in Section 6(e) hereunder.

(b)	Vesting

(i)	Subject to Section 6(g), and except as provided in Section 6(b)(ii) hereunder, with respect to any Share Award, the Vesting Date for a Share Award shall occur on April 1 of the third year following the date of the Share Award. Upon the vesting of a Share Award, all of the Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award credited to the Grantee's Share Award Account in respect of that Share Award (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)) shall vest and be settled in accordance with Sections 6(c) and 6(d) hereunder, multiplied in the case of a Performance Based Award by the Performance Factor. In the event of the occurrence of a Change of Control Transaction prior to any Vesting Date, unless otherwise determined by the Board, that number of Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award equal to all Reference Shares credited to the Grantee's Share Award Account (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)) shall vest immediately prior to the effective time of a Change of Control Transaction and be settled in accordance with Sections 6(c) and 6(d) hereunder and, in the case of a Performance Based Award, the Board shall in its sole discretion, determine the applicable Performance Factor for all Performance Based Awards. In the event of the occurrence of an Unsolicited Bid prior to any Vesting Date, that number of Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award equal to all Reference Shares credited to the Grantee's Share Award Account (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)), shall vest immediately prior to the effective time of an Unsolicited Bid and be settled in accordance with Sections 6(c) and 6(d) hereunder and, in the case of a Performance Based Award, the Board shall in its sole discretion, determine the applicable Performance Factor for all Performance Based Awards.

(ii)	Subject to Section 6(g) hereunder, with respect to any Share Award granted to a Service Provider in the first year of service (a "New Hire Award"), or granted to a Service Provider from time to time as a result of a promotion or in special circumstances, the Vesting Dates for such Share Award shall be as determined by the Committee at the time of entering into of the Award Agreement, and in the absence of any other determination, the default Vesting Dates shall be as follows:

(A)	on (1) April 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the first quarter or second quarter of a calendar year); or (2) on October 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the third quarter or fourth quarter of a calendar year), in either case, of the first year following the date of the Share Award (the "First Vesting Date"), 33 1/3% (or such other percentage pro-rated to give effect to the date of the grant of the Share Award as set forth in the Service Provider's Award Agreement) of the Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award credited to the Grantee's Share Award Account with respect to such Share Award (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)), multiplied in the case of a Performance Based Award by the Performance Factor determined in accordance with the applicable LTIP Scorecard, shall vest and be settled in accordance with Sections 6(c) and 6(d) hereunder (the "First Vesting");

(B)	on (1) April 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the first quarter or second quarter of a calendar year); or (2) on October 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the third quarter or fourth quarter of a calendar year), in either case, of the second year following the date of the Share Award (the "Second Vesting Date"), 33 1/3% (or such other percentage pro-rated to give effect to the date of the grant of the Share Award as set forth in the Service Provider's Award Agreement) of the Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award credited to the Grantee's Share Award Account with respect to such Share Award (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)), multiplied in the case of a Performance Based Award by the Performance Factor determined in accordance with the applicable LTIP Scorecard, shall vest and be settled in accordance with Sections 6(c) and 6(d) hereunder (the "Second Vesting");

(C)	on (1) April 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the first quarter or second quarter of a calendar year); or (2) on October 1 (in respect of any New Hire Award or promotion Share Award or special circumstances Share Award granted in the third quarter or fourth quarter of a calendar year), in either case, of the third year following the date of the Share Award (the "Third Vesting Date"), 33 1/3% (or such other percentage pro-rated to give effect to the date of the grant of the Share Award as set forth in the Service Provider's Award Agreement) of the Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award credited to the Grantee's Share Award Account with respect to such Share Award (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)), multiplied in the case of a Performance Based Award by the Performance Factor determined in accordance with the applicable LTIP Scorecard, shall vest and be settled in accordance with Sections 6(c) and 6(d) hereunder (the "Third Vesting");

provided, however: (1) that in the event of the occurrence of a Change of Control Transaction prior to any Vesting Date determined in accordance with provisions of this Section 6(b)(ii), unless otherwise determined by the Board, that number of Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award equal to all Reference Shares credited to the Grantee's Share Award Account (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)) shall vest on the earlier of: (i) the next applicable Vesting Date determined in accordance with the above provisions, or (ii) immediately prior to the effective time of a Change of Control Transaction and be settled in accordance with Sections 6(c) and 6(d) hereunder and, in the case of a Performance Based Award, the Board shall in its sole discretion, determine the applicable Performance Factor for all Performance Based Awards; or (2) that in the event of the occurrence of an Unsolicited Bid prior to any Vesting Date determined in accordance with provisions of this Section 6(b)(ii), that number of Reference Shares underlying either a Performance Based Award or a Restricted Time Based Award equal to all Reference Shares credited to the Grantee's Share Award Account (as (1) adjusted by the Adjustment Ratio (as set forth in Section 6(a) hereof), and, if applicable, for changes to FTE status (as set forth in Section 6(e) hereunder); and (2) thereafter, if applicable, Pro-rated for Time at Work (as set forth in Section 6(f) hereunder)) that have not yet vested at such time shall vest on the earlier of: (i) the next applicable Vesting Date determined in accordance with the above provisions, or (ii) immediately prior to the effective time of the Unsolicited Bid and be settled in accordance with Sections 6(c) and 6(d) hereunder and, in the case of a Performance Based Award, the Board shall in its sole discretion, determine the applicable Performance Factor for all Performance Based Awards.

(c)	Determination of Performance Factor

(i)	Prior to the Vesting Date in respect of any Performance Based Award, the Board shall assess the performance of the Corporation and determine the applicable Performance Factor for the applicable fiscal year, three year period or other period. The weighting of the individual measures comprising the Corporate Performance Measures shall be determined by the Board in its sole discretion having regard to the principal purposes of the Award Plan and, upon the assessment of all Corporate Performance Measures, the Board shall determine the ranking of the Corporation. The applicable Performance Factor in respect of this ranking shall be as set forth in Schedule "A" hereto.

(ii)	A Performance Factor shall be established in accordance with Section 6(c)(i).

(A)	In respect of a Performance Based Award that vests in accordance with Section 6(b)(i), the Performance Factor determined in respect of the three fiscal years preceding the Vesting Date in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, on the settlement of such Share Award in accordance with the terms hereof. In the event of a Change of Control Transaction or an Unsolicited Bid in respect of a Performance Based Award that vests in accordance with Section 6(b)(i), the Performance Factor determined in respect of the fiscal years or other period preceding the Vesting Date and the period prior to the Change of Control Transaction or an Unsolicited Bid in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, on the settlement of such Share Award in connection with the Change of Control Transaction or an Unsolicited Bid.

(B)	In respect of a Performance Based Award that vests in accordance with:

(I)	Section 6(b)(ii)(A), the Performance Factor determined in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, pursuant to such Share Award on the Vesting Date;

(II)	Section 6(b)(ii)(B), the Performance Factor determined in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, pursuant to such Share Award on the Vesting Date; and

(III)	Section 6(b)(ii)(C), the Performance Factor determined in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, pursuant to such Share Award on the Vesting Date.

In the event of a Change of Control Transaction or an Unsolicited Bid in respect of a Performance Based Award that vests in accordance with Section 6(b)(ii), the Performance Factor determined in respect of the fiscal years or other period preceding the Vesting Date and the period prior to the Change of Control Transaction or an Unsolicited Bid in accordance with the applicable LTIP Scorecard shall be applied to such Share Awards to determine the amount of cash payable or the number of Common Shares deliverable, as the case may be, pursuant to such Share Award in connection with the Change of Control Transaction or an Unsolicited Bid.

(d)	Payment in Respect of Share Awards

(i)	Subject to the restriction on discretion during a Black-Out Period below and subject to Section 10, payment in respect of Share Awards that have vested shall be made, at the election of the Board at any time prior to the Settlement Date, by way of (A) delivering Common Shares to the Grantee, (B) making a cash payment to the Grantee equal to the aggregate Fair Market Value of such Common Shares or (C) a combination thereof, in each case as soon as practicable and in any event within 2.5 months after the Vesting Date; provided that in the event of an Unsolicited Bid or a Change of Control Transaction, as determined by the Board, in its sole discretion, the Share Awards shall be settled, at the election of the Board at any time prior to the Settlement Date, by way of (D) delivering Common Shares to the Grantee, (E) making a cash payment to the Grantee equal to the aggregate Fair Market Value of such Common Shares or (F) a combination thereof on the effective date of the Unsolicited Bid or Change of Control Transaction, as applicable, and, in all events, such delivery or payment shall be made no later than December 31 of the third year following the year in which the Share Award was granted. In all cases, settlement of the Share Awards that have vested shall be in consideration for the surrender by the Grantee to the Corporation of the vested Share Awards. For greater certainty and notwithstanding anything else to the contrary, the Board shall have complete discretion to determine whether to settle Share Awards in cash, in Common Shares or in any combination of cash and Common Shares and may exercise its discretion at any time prior to the Settlement Date of a Share Award.

(ii)	Subject to Section 10, in the event the Board exercises its discretion to settle a Share Award by delivery of Common Shares, the aggregate number of Common Shares to be delivered to the Grantee of such Share Award in respect of any Settlement Date shall be equal to the number of Reference Shares underlying the Share Award that have vested under such Share Award (as adjusted pursuant to the Award Plan). For greater certainty and notwithstanding anything else contained herein, a Grantee does not have a right to receive, or cause the Corporation to issue, Common Shares in settlement of any Share Awards, as the Board shall have complete discretion to determine whether to settle Share Awards in cash, in Common Shares or in any combination of cash and Commons Shares and may exercise its discretion at any time prior to the Settlement Date of a Share Award.

(iii)	Subject to Section 10, for any Vesting Date that occurs during a Black-Out Period, payment in respect of Share Awards that have vested shall be made by delivering cash in accordance with section 6(d)(i) above, provided that if the Board wishes to retain the discretion to settle the Share Awards in Common Shares then, notwithstanding anything else contained in Section 6 of the Award Plan, the Vesting Date of such Share Awards shall be the date that is ten (10) business days from the date any Black-Out Period ends.

(e)	Change to Status – The number of Reference Shares underlying a Share Award granted in any applicable year (having regard to the Grant Cycle and not based on a calendar year) shall be adjusted so often as required for changes to FTE status during such period, such adjustments to be made in accordance with the applicable policies of the Corporation.

(f)	Proration for Time at Work – The number of Reference Shares underlying a Share Award granted in any applicable year (having regard to the Grant Cycle and not based on a calendar year) shall be proportionately adjusted ("Pro-rated for Time at Work") by multiplying such number of Reference Shares by the quotient of:

Time at Work
Total number of days in Grant Cycle

(g)	Termination of Relationship as Service Provider – Unless otherwise provided in an Award Agreement pertaining to a particular Share Award or any written agreement governing a Grantee's role as a Service Provider, the following provisions shall apply in the event that a Grantee ceases to be a Service Provider:

(i)	Voluntary Resignation or Retirement – If a Grantee voluntarily ceases to be a Service Provider for any reason other than due to the death of such Grantee, effective on the Date of Termination, all outstanding Award Agreements and all unvested Share Awards credited to a Grantee's Share Award Account shall be terminated, and all rights to receive payment from the Corporation thereunder (whether in cash or Common Shares or any combination thereof) shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any payment (whether in cash or Common Shares or any combination thereof) or any other compensation in lieu thereof; provided, however, that notwithstanding the foregoing, unvested Share Awards credited to a Grantee's Share Award Account shall not be affected by a change of employment or term of office or appointment within or among the Corporation or an Affiliate so long as the Grantee continues to be a Service Provider.

(ii)	Termination not for cause – If a Grantee ceases to be a Service Provider as a result of being terminated other than a termination for cause, effective on the date that is 90 days after the Date of Termination and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Award Agreements and all unvested Share Awards (whether in whole or in part) credited to a Grantee's Share Award Account shall be terminated and all rights to receive a payment from the Corporation thereunder (whether in cash or Common Shares or any combination thereof) shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any payment (whether in cash or Common Shares or any combination thereof) or any other compensation in lieu thereof. For clarity, during the 90 day period following the Date of Termination and any notice period thereafter (whether actual or compensated in lieu thereof) the Grantee shall not be entitled to pro-rated vesting of any Share Awards or any other payment or compensation in lieu thereof.

(iii)	Termination for cause – If a Grantee ceases to be a Service Provider as a result of termination for cause, effective on the Date of Termination, all outstanding Award Agreements and unvested Share Awards held by such Grantee shall be terminated and all rights to receive a payment from the Corporation thereunder (whether in cash or Common Shares or any combination thereof) shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any payment (whether in cash or Common Shares or any combination thereof) or any other compensation in lieu thereof.

(iv)	Death – If a Grantee ceases to be a Service Provider as a result of such Grantee's death, the Vesting Date for Reference Shares underlying all Share Awards credited to a Grantee's Share Award Account shall be as of the date of such Grantee's death, provided that the Board, taking into consideration the performance of the Corporation since the date of grant of the Share Award(s), may determine in their sole discretion the Performance Factor to be applied and the number of Reference Shares underlying all Share Awards which will vest.

(h)	Rights as a Shareholder – Unless and until any Common Shares are delivered to a Grantee in accordance with the terms of the Award Plan upon settlement of a Share Award, the Grantee to whom such Share Award has been made shall not possess any incidents of ownership of such Common Shares including, for greater certainty and without limitation, the right to receive dividends on any such Common Shares and the right to exercise voting rights in respect of any such Common Shares. Where the Board exercises its discretion to settle a Share Award by way of delivery of Common Shares, such Grantee shall only be considered a Shareholder in respect of such Common Shares when such transfer has been entered upon the records of the duly authorized transfer agent of the Corporation.

(i)	Effect of Certain Changes – In the event:

(i)	of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii)	that any rights are granted to Shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(iii)	that, as a result of any recapitalization, merger, consolidation or other transaction that is not a Change of Control Transaction or an Unsolicited Bid, the Common Shares are converted into or exchangeable for any other securities;

then, in any such case and subject to the prior approval of the Exchange, if required, the Board may make such adjustments to the Award Plan and to any Share Awards outstanding under the Award Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent substantial dilution or enlargement of the rights granted to Grantees hereunder.

(j)	Fractions - Where the Board exercises its discretion to settle a Share Award by way of delivery of Common Shares and the determination of the number of Common Shares to be delivered to a Grantee pursuant to a Share Award in respect of a particular Settlement Date would result in the issuance of a fractional Common Share, provided that such fractional Common Share is transferred to a bookkeeping account maintained by the Corporation in the name of the Grantee or a trustee on behalf of such Grantee and other participants, the number of Common Shares deliverable on the Settlement Date may be delivered as fractional Common Shares. Otherwise, the number of fractional Common Shares deliverable on the Settlement Date shall be rounded down to the next whole number of Common Shares and a cash payment shall be made to the Grantee in lieu of any such fractional interest in a Common Share being issued.

(k)	Black-Out Periods - If the exemption from insider trading rules for participation in an "automatic plan" ceases to exist and in the event that the date determined by the Board on which Share Awards will vest falls within a period of time imposed by the Corporation, pursuant to the Corporation's policies, upon certain designated persons during which those persons may not trade in any securities of the Corporation or the Corporation (a "Black-Out Period") (not including Black-Out Periods imposed due to a cease trade order), then the vesting date of the Share Awards shall be ten (10) business days from the date any Black-Out Period ends.

7.	Non-Transferability

Common Shares, if any, or cash equivalents, delivered upon settlement of a Share Award shall only be delivered to a Grantee personally except that if a Grantee dies, Common Shares, if any, or cash may be delivered to the Grantee's estate or designated beneficiary to whom the Common Shares transfer by will or by the laws of descent and distribution. Except for the foregoing and as otherwise provided in this Award Plan, no assignment, sale, transfer, pledge or charge of a Share Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Share Award shall terminate and be of no further force or effect.

8.	Amendment and Termination of Award Plan

The Corporation retains the right to amend from time to time or to suspend, terminate or discontinue the terms and conditions of the Award Plan and the Share Awards granted hereunder by resolution of the Board. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange, as may be required. Any amendment to the Award Plan shall take effect only with respect to Share Awards granted after the effective date of such amendment, provided that it may apply to any outstanding Share Awards with the mutual consent of the Corporation and the Service Providers to whom such Share Awards have been granted. The Board of Directors shall have the power and authority to approve amendments relating to the Award Plan or to Share Awards, without further approval of the Shareholders, to the extent that such amendment:

(a)	is for the purpose of curing any ambiguity, error or omission in the Award Plan or to correct or supplement any provision of the Award Plan that is inconsistent with any other provision of the Award Plan;

(b)	is necessary to comply with applicable law or the requirements of any stock exchange on which the Common Shares are listed;

(c)	is an amendment to the Award Plan respecting administration and eligibility for participation under the Award Plan;

(d)	changes the early termination provisions of a Share Award or the Award Plan which does not entail an extension beyond the original expiry date; or

(e)       is an amendment to the Award Plan of a "housekeeping nature";

provided that in the case of any alteration, amendment or variance referred to in this section 8 the alteration, amendment or variance does not:

(i)	amend the number of Common Shares issuable under the Award Plan;

(ii)	result in a material or unreasonable dilution in the number of outstanding Common Shares or any material benefit to an Service Provider;

(iii)	change the class of eligible participants to the Award Plan which would have the potential of broadening or increasing participation by Insiders of the Corporation;

(iv)	amend the amendment provision of the Award Plan;

(v)	amend the Award Plan to extend the expiry date of the Share Awards granted under the Award Plan beyond the expiry date of the Share Awards provided for under the terms and conditions of the Award Plan; or

(vi)	make any amendment to the Plan that permits a Service Provider to transfer Share Awards to any person, other than in the case of the death of the Service Provider.

9.	Provisions for Foreign Participants

The Corporation may, without amending the Award Plan, modify the terms of Share Awards granted to Service Providers who are foreign nationals or who provide services to the Corporation or any Affiliate from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to the Award Plan with respect to a particular Service Provider shall be reflected in the Award Agreement for such Service Provider.

10.	Withholding Taxes

When a Grantee or other person becomes entitled to receive payment in respect of any Share Award, the Corporation shall have the right to and shall withhold on behalf of the Grantee or such other person an amount sufficient to satisfy any withholding tax requirements relating thereto and the Corporation shall remit, on behalf of the Grantee or such other person, an amount of cash sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by applicable law, satisfaction of the withholding tax obligation shall be accomplished by (as applicable): (i) the withholding of a cash amount sufficient to satisfy the total withholding tax obligation; or (ii) the withholding and automatic sale of a number of Common Shares (from any Common Shares otherwise deliverable to the Grantee in accordance with the terms of the Award Plan) having a Fair Market Value, determined as of the date the withholding tax obligation arises, sufficient to satisfy the total withholding tax obligation.

11.	Miscellaneous

(a)	Effect of Headings – The section and subsection heading contained herein are for convenience only and shall not affect the construction hereof.

(b)	Compliance with Legal Requirements - The Corporation shall not be obliged to deliver any Common Shares or make any cash payment if such delivery or payment (as applicable) would violate any law or regulation or any rule of any government authority or stock exchange. The Corporation, in its sole discretion, may postpone the payment in respect of any Share Award (whether in the form of cash or Common Shares) as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the payment of any cash or the delivery of any Common Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares delivered under the Award Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Award Plan and the granting of Share Awards hereunder in accordance with any such requirements.

(c)	No Right to Continued Employment – Nothing in the Award Plan or in any Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Corporation or an Affiliate, to be entitled to any remuneration or benefits not set forth in the Award Plan or an Award Agreement or to interfere with or limit in any way the right of the Corporation or an Affiliate to terminate any Grantee's employment or service.

(d)	Ceasing to be an Affiliate – Except as otherwise provided in this Award Plan, Share Awards granted under this Award Plan shall not be affected by any change in the relationship between or ownership of the Corporation and an Affiliate. For greater certainty, all outstanding Share Awards shall remain valid in accordance with the terms and conditions of this Award Plan and are not affected by reason only that, at any time, any corporation, partnership or trust ceases to be an Affiliate.

(e)	Expenses – All expenses in connection with the Award Plan shall be borne by the Corporation.

(f)	Unfunded Plan –This Award Plan shall be unfunded. Although Share Award Accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by cash, Common Shares or rights thereto, nor shall this Award Plan be construed as providing for such segregation. Any liability or obligation of the Corporation to any Grantee with respect to a Share Award under this Award Plan shall be based solely upon any contractual obligations that may be created by this Award Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Award Plan.

12.	Governing Law

The Award Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

13.	Amendment and Restatement

This Award Plan has been amended and restated effective as of March 15, 2016, and further amended and restated as of October 25, 2017 and February 27, 2019.

SCHEDULE "A"

TO THE SHARE AWARD INCENTIVE PLAN

Calculation of Performance Factor

Aggregate Assessment of Corporate Performance Measure

Ranking	Performance Factor
1st Quartile	2.0
2nd Quartile	1.5
3rd Quartile	1.0
4th Quartile	0.0